Exhibit 99.1

VCA Antech, Inc. Reports Third Quarter 2010 Results and Updates Financial Guidance for 2010

  Third quarter revenue increased 5.9% to $358.7 million
  Third quarter diluted earnings per common share of $0.32
  Third quarter adjusted diluted earnings per common share of $0.37

LOS ANGELES--(BUSINESS WIRE)--October 21, 2010--VCA Antech, Inc. (NASDAQ NM: WOOF), a leading animal healthcare company in the United States, today reported financial results for the third quarter ended September 30, 2010 as follows: revenue increased 5.9% to a third quarter record of $358.7 million and diluted earnings per common share of $0.32.

Our earnings for the quarter ended September 30, 2010 include debt retirement costs of $2.6 million, or $1.6 million net of tax, related to the refinancing of our long-term debt and $5.4 million, or $3.5 million net of tax, related to additional state tax payments required as a result of a tax-audit settlement reached during the quarter. Excluding these items, adjusted diluted earnings per common share was $0.37.

Our financial results for the nine months ended September 30, 2010, were as follows: revenue increased 4.4% to a nine-month record of $1.043 billion; net income was $88.8 million; diluted earnings per common share was $1.02.

The nine months ended September 30, 2010 include $14.5 million, or $8.9 million net of tax, for future compensation in connection with executive consulting agreements, $2.6 million, or 1.6 million net of tax, of debt retirement costs and $5.4 million, or $3.5 million net of tax related to the aforementioned state tax payments. Excluding these charges, adjusted diluted earnings per share was $1.18. The nine months ended September 30, 2009 included a non-cash charge of $5.3 million, or $3.2 million net of tax, related to the abandonment of an internally developed software project. Excluding this charge, adjusted diluted earnings per share was $1.27.

Results for the three months ended September 30, 2010 include approximately $1.2 million in transaction costs incurred in connection with the Pet DRx transaction.

Animal Hospital revenue in the third quarter increased 7.5% to $276.7 million driven by acquisitions made in the past twelve months. The combination of a decline in same-store margins due to a decline in same-store revenue and, lower margins at acquired animal hospitals has caused our Animal Hospital gross margin to decrease to 16.8% compared to 19.9% for the comparable prior year quarter, and our Animal Hospital operating margin to decline to 14.8% compared to 17.7% for the comparable prior year quarter. Our same-store revenue declined by 4.0% and our same-store gross profit margin declined to 17.3% from 20.0%. During the quarter, we acquired 29 animal hospitals which had historical combined annual revenue of $84.3 million.

Laboratory revenue in the third quarter decreased 0.8% to $77.3 million. Internal revenue growth was negative 0.9% driven by a decline in the number of requisitions. Our laboratory gross profit margin decreased by 120 basis points to 44.9% and our operating margin decreased 280 basis points to 36.1%.

Medical Technology revenue in the third quarter increased 30.7% to $17.4 million and gross profit increased 29.2% to $5.3 million. Gross profit margin was 30.2% compared to 30.6% in the prior year primarily due to product mix and the operating margin increased to 8.7% from 2.4% as SG&A expenses remained flat year over year.

2010 Financial Guidance

Bob Antin, Chairman and CEO, stated, “Our results have continued to be impacted by the slow pace of the economic recovery, particularly in the consumer sector. Current uncertainty in the economy and the lack of visibility regarding the timing and degree of the recovery in our business sector is making it particularly difficult to predict consumer demand for our services and to provide guidance relative to future results. Further, the foregoing factors make it more likely that our actual results could differ from expectations. Assuming that our internal growth rate for the remainder of the year is similar to that experienced in the third quarter, we expect that our diluted earnings per common share for the full fiscal year would range from $1.38 to $1.40.”

Non-GAAP Financial Measures

We believe investors’ understanding of our total performance is enhanced by disclosing adjusted net income and adjusted diluted earnings per common share. We define these adjusted measures as the reported amounts, adjusted to exclude certain significant items. Adjusted diluted earnings per common share are adjusted net income divided by diluted common shares outstanding.

Management uses adjusted measures because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of related trends. For the three and nine months ended September 30, 2010, we made the following adjustments: $2.6 million, or $1.6 million after tax, and $0.02 per diluted common share for debt retirement costs related to the refinancing of our senior term notes and financing of our new revolver; and $5.4 million, or $3.5 million net of tax, or $0.04 per diluted common share for tax expense related to the settlement of state taxes assessed on taxable income for the tax years 2004 through 2007. Further, for the nine months ended September 30, 2010, we adjusted our reported amounts for $14.5 million, or $8.9 million net of tax, or $0.10 per diluted common share, for future compensation in connection to executive consulting agreements. For the nine months ended September 30, 2009 we adjusted our reported amount for $5.3 million, or $3.2 million after tax, and $0.04 per diluted share related to the abandonment of an internally-developed software project.

There is a material limitation associated with the use of these non-GAAP financial measures: our adjusted measures exclude the impact of these significant items, and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.

To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled “Supplemental Operating Data.”

Conference Call

We will discuss our company’s third quarter 2010 financial results during a conference call today, October 21st, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call by dialing (877) 293-5492. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our Animal Hospital and Laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast accurately the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including Pet DRx Corporation) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2009 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Animal hospital	$276,739	$257,385	$791,002	$757,030
Laboratory	77,292	77,879	238,444	238,917
Medical technology	17,406	13,315	47,805	32,363
Intercompany	(12,734)	(10,017)	(33,895)	(29,022)
	358,703	338,562	1,043,356	999,288

Direct costs	273,404	247,985	781,778	729,194

Gross profit:
Animal hospital	46,626	51,213	137,331	147,510
Laboratory	34,713	35,903	111,797	113,008
Medical technology	5,254	4,068	14,432	10,821
Intercompany	(1,294)	(607)	(1,982)	(1,245)
	85,299	90,577	261,578	270,094

Selling, general and administrative expense:
Animal hospital	5,599	5,162	16,859	15,924
Laboratory	6,804	5,621	19,485	16,832
Medical technology	3,731	3,753	10,650	8,959
Corporate	10,971	10,159	47,296	28,838
	27,105	24,695	94,290	70,553

Loss on sale and disposal of assets	152	409	163	5,604

Operating income	58,042	65,473	167,125	193,937

Interest expense, net	3,619	4,808	9,564	16,652
Other income	(180)	(1)	(490)	(131)
Debt retirement costs	2,550	-	2,550	-
Income before provision for income taxes	52,053	60,666	155,501	177,416
Provision for income taxes	23,466	23,180	63,465	68,081
Net income	28,587	37,486	92,036	109,335
Net income attributable to noncontrolling interests	1,156	1,125	3,266	3,259
Net income attributable to VCA Antech, Inc.	$27,431	$36,361	$88,770	$106,076

Diluted earnings per share	$0.32	$0.42	$1.02	$1.23

Shares used for computing diluted earnings per share	86,964	86,431	86,998	85,893

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$132,233	$145,181
Trade accounts receivable, net	51,606	49,186
Inventory	34,580	32,031
Prepaid expenses and other	20,785	27,242
Deferred income taxes	19,445	18,318
Prepaid income taxes	15,598	6,252
Total current assets	274,247	278,210
Property and equipment, net	324,222	289,415
Other assets:
Goodwill	1,074,316	985,674
Other intangible assets, net	45,854	44,280
Deferred financing costs, net	6,689	581
Other	38,169	29,244
Total assets	$1,763,497	$1,627,404

Liabilities and Equity

Current liabilities:
Current portion of long-term obligations	$28,202	$17,195
Accounts payable	28,464	28,326
Accrued payroll and related liabilities	39,873	33,539
Other accrued liabilities	50,959	43,298
Total current liabilities	147,498	122,358
Long-term obligations, less current portion	502,177	527,860
Deferred income taxes	90,089	75,197
Other liabilities	29,307	10,651
VCA Antech, Inc. stockholders' equity:
Common stock	86	86
Additional paid-in capital	344,895	335,114
Retained earnings	628,780	540,010
Accumulated other comprehensive income (loss)	347	(163)
Total VCA Antech, Inc. stockholders' equity	974,108	875,047
Noncontrolling interests	20,318	16,291
Total equity	994,426	891,338
Total liabilities and equity	$1,763,497	$1,627,404

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income	$92,036	$109,335
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,387	28,986
Amortization of debt costs	461	363
Provision for uncollectible accounts	5,388	5,075
Debt retirement costs	2,550	-
Net loss on sale and disposal of assets	163	5,604
Share-based compensation	7,490	5,940
Deferred income taxes	10,992	16,057
Excess tax benefit from exercise of stock options	(370)	(591)
Other	(550)	(299)
Changes in operating assets and liabilities:
Accounts receivable	(7,533)	(8,312)
Inventory, prepaid expenses and other assets	(1,754)	(7,820)
Accounts payable and other accrued liabilities	7,038	742
Accrued payroll and related liabilities	3,717	(4,339)
Prepaid income taxes	(9,545)	5,580
Net cash provided by operating activities	143,470	156,321
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(74,555)	(51,853)
Real estate acquired in connection with business acquisitions	(5,834)	(3,828)
Property and equipment additions	(47,675)	(38,522)
Proceeds from sale of assets	15	123
Other	188	(440)
Net cash used in investing activities	(127,861)	(94,520)
Cash flows from financing activities:
Repayment of debt	(519,028)	(5,898)
Proceeds from issuance of long term debt	500,000	-
Payment of financing costs	(9,112)	-
Distributions to noncontrolling interest partners	(3,314)	(3,018)
Proceeds from issuance of common stock under stock option plans	4,781	13,110
Stock repurchases	(2,292)	(561)
Excess tax benefit from exercise of stock options	370	591
Net cash (used in) provided by financing activities	(28,595)	4,224
Effect of currency exchange rate changes on cash and cash equivalents	38	17
(Decrease) increase in cash and cash equivalents	(12,948)	66,042
Cash and cash equivalents at beginning of period	145,181	88,959
Cash and cash equivalents at end of period	$132,233	$155,001

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended		Nine Months Ended
VCA Antech, Inc., to adjusted net income	September 30,		September 30,
attributable to VCA Antech, Inc.	2010	2009	2010	2009

Net income attributable to VCA Antech, Inc.	$27,431	$36,361	$88,770	$106,076
Debt retirement costs	2,550	-	2,550	-
Tax benefit from debt retirement costs	(992)	-	(992)	-
Tax settlement	5,400	-	5,400	-
Tax benefit from tax settlement	(1,920)	-	(1,920)	-
Compensation charges	-	-	14,525	-
Tax benefit from compensation charges	-	-	(5,653)	-
Write-down of internal-use software	-	-	-	5,271
Tax benefit from write-down of internal use software	-	-	-	(2,051)
Adjusted net income attributable to VCA Antech, Inc.	$32,469	$36,361	$102,680	$109,296

The rate used to calculate the tax benefit is the statutory tax rate for the year.

Table #2	Three Months Ended		Nine Months Ended
Reconciliation of diluted earnings per share to	September 30,		September 30,
adjusted diluted earnings per share	2010	2009	2010	2009

Diluted earnings per share	$0.32	$0.42	$1.02	$1.23
Impact of debt retirement costs, net of tax	0.02	-	0.02	-
Impact of tax settlement, net of tax	0.04	-	0.04	-
Impact of compensation charges, net of tax	-	-	0.10	-
Impact of write-down of internal-use software, net of tax	-	-	-	0.04
Adjusted diluted earnings per share	$0.37	$0.42	$1.18	$1.27

Shares used for computing adjusted diluted earnings per share	86,964	86,431	86,998	85,893

Per share amounts may not add due to rounding.

Table #3	Three Months Ended		Nine Months Ended
Reconciliation of operating income to adjusted	September 30,		September 30,
operating income	2010	2009	2010	2009

Consolidated operating income	$58,042	$65,473	$167,125	$193,937
Compensation charges	-	-	14,525
Write-down of internal-use software	-	-	-	5,271
Consolidated adjusted operating income	$58,042	$65,473	$181,650	$199,208
Consolidated adjusted operating margin	16.2%	19.3%	17.4%	19.9%

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

			As of
Table #4			September 30,	December 31,
Selected consolidated balance sheet data			2010	2009

Debt:
Senior term notes			$500,000	$516,889
Other debt and capital leases			30,379	28,166
Total debt			$530,379	$545,055

	Three Months Ended		Nine Months Ended
Table #5	September 30,		September 30,
Selected expense data	2010	2009	2010	2009

Rent expense	$13,211	$11,714	$37,698	$34,881

Depreciation and amortization included in direct costs:
Animal hospital	$8,189	$6,705	$23,037	$19,407
Laboratory	2,317	2,362	6,946	6,820
Medical technology	387	389	1,139	784
Intercompany	(263)	(214)	(753)	(601)
	10,630	$9,242	30,369	$26,410

Depreciation and amortization included in selling, general and administrative expense	1,051	904	3,018	2,576
Total depreciation and amortization	$11,681	$10,146	$33,387	$28,986

Share-based compensation included in direct costs:
Laboratory	$156	$158	$488	$463

Share-based compensation included in selling, general and administrative expense:
Animal hospital	361	377	1,110	1,108
Laboratory	309	311	950	909
Medical technology	63	71	195	213
Corporate	746	1,103	4,747	3,247
	1,479	1,862	7,002	5,477
Total share-based compensation	$1,635	$2,020	$7,490	$5,940

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
310-571-6505